Exhibit Ex-99.j.

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 10, 2001, relating to the financial statements and financial highlights which appears in the June 30, 2001 Annual Report to Shareholders of Hillview Investment Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Additional Service Providers - Independent Accountants", and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, PA
October 26, 2001